Cross Country Healthcare to Attend the SunTrust Robinson Humphrey 2017 Financial Technology, Business & Government Services Conference

BOCA RATON, Fla., Nov. 15, 2017 /PRNewswire/ -- Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that William J. Burns, Executive Vice President and Chief Financial Officer, will participate in the SunTrust Robinson Humphrey 2017 Financial Technology, Business & Government Services Conference on Thursday, December 14, 2017 at The Lotte New York Palace in New York City. This event consists of small prescheduled informal group meetings and one-on-one investor meetings and no formal presentations are being made.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 80 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

For further information, please contact:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com